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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION                               OMB APPROVAL
                                          Washington, DC 20549                             OMB Number                     3235-0287
                                                                                           Expires:                February 1, 1997
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
[X] Check box if no                                                                        hours per response.................. 0.5
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|                                            |                                              |     Issuer (Check all applicable)    |
|   Krieger        Franklyn           M.     |   Medical Manager Corporation (MMGR)         |                                      |
|--------------------------------------------|----------------------------------------------|  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [X] Officer (give [ ] Other (Specify|
|                                            |    Security Number of   |     Month/Year     |               title           below) |
|                                            |    Reporting Person     |                    |                                      |
|                                            |    (Voluntary)          |    7/99            |  Secretary and Associate General     |
| 3001 N. Rocky Point Drive East             |                         |                    |  Counsel                             |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X]  Form filed by One             |
|  Tampa            Florida            33607 |                         |                    |        Reporting Person              |
|--------------------------------------------|----------------------------------------------|   [ ]  Form filed by More Than       |
| (City)           (State)           (Zip)   |                                              |        One Reporting Person          |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
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        Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                   (Print or Type Responses) SEC 1474 (8-92)          (Over)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               |  $11.00/sh   |  7/23/99 |  J* |    |       | 7,500  | 7/23/99|1/30/07 | Common |   7,500   |     *       |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $29 9/16/sh  |  7/23/99 |  J* |    |       | 5,000  | 7/23/99|4/30/08 | Common |   5,000   |     *       |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $17.875/sh   |  7/23/99 |  J* |    |       | 5,000  | 7/23/99|9/3/08  | Common |   5,000   |     *       |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:
 *  The reporting person received, by the assumption by Synetic, Inc. pursuant to a merger of Medical Manager Corporation with
    Synetic, Inc., options to purchase 10,938 shares of Synetic common stock in exchange for the stock options to purchase 17,500 shares of Medical Manager common stock referred to in Table II.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Franklyn M. Krieger             7/26/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person      Date
                                                                                        Franklyn M. Krieger
Note. File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 5 for procedure.                                           SEC 1474 (8-92)
                            (Print or Type Responses)